EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Equity LifeStyle Properties, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value, authorized for issuance pursuant to the Equity LifeStyle Properties, Inc. 2024 Equity Incentive Plan	Rules 457(c) and 457(h)	3,766,336	$60.41	$227,524,357.76	0.00014760	$33,582.60
Total Offering Amounts					$227,524,357.76		$33,582.60
Total Fee Offsets							N/A
Net Fee Due							$33,582.60

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Common Stock, $0.01 par value, of Equity LifeStyle Properties, Inc. (the “Registrant”) as may become available for issuance pursuant to the Equity LifeStyle Properties, Inc. 2024 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

The price per share, which is estimated using the average of the high and low sale prices per share of the Common Stock as reported on the New York Stock Exchange on April 30, 2024 (which date is within five business days prior to filing this Registration Statement) is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) under the Securities Act.